Exhibit 10-15


                              AMENDMENT NO. 2
                                    to
                     THE RETIREMENT PLAN FOR DIRECTORS
                                    of
                 NEW YORK STATE ELECTRIC & GAS CORPORATION


The Retirement Plan for Directors of New York State Electric &
Gas Corporation (the "Plan") as heretofore amended, is hereby amended, effective as of January 1, 1996, as follows:

1. Article 1 is hereby amended to read in its entirety as follows:

          The purpose of this Plan is to provide persons who have served as Directors of New York State Electric & Gas Corporation (the "Company") at any time between the effective date of the Plan and December 31, 1995, inclusive, with retirement benefits. The Plan is not intended to provide retirement benefits to any person first elected a director after December 31, 1995.

2. The definition of "Director" contained in Article 2(b) is hereby amended to read in its entirety as follows:

          "Director" shall mean a person who has served as a member of the Company's Board of Directors at any time between the effective date of the Plan and December 31, 1995, inclusive.

3. The definition of "Retainer" contained in Article 2(c) is hereby amended to read in its entirety as follows:

          "Retainer" shall mean the remuneration, expressed on an annual basis, payable to an individual in consideration for service as a director of the Company, including remuneration for service as a director after December 31, 1995. It shall not include any amounts received either as reimbursement of expenses incurred by a director or as payment for attending scheduled or special Meetings of the Board or its Committees or acting as a chair of any Committee.

4.   The phrase "Director of the Company" used in the second and third sentences of Article 2(e) is hereby amended to read
     "director of the Company".
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5.   Article 4 is hereby amended to read in its entirety as
     follows:

          A Director shall become a Participant in the Plan upon being credited with sixty (60) Months of Service. Directors who were elected prior to the effective date of the Plan will have their prior service as directors included in establishing their eligibility and the amount of their benefits. Directors who were serving as directors on December 31, 1995 and continue to serve as such after December 31, 1995 will have such service after December 31, 1995 included in establishing their eligibility and the amount of their benefits. A Director who is also an officer of the Company would qualify for retirement benefits under this Plan only if such Director serves as a director after he or she ceases to be an officer or served as a director before election as an officer. In either case, the Director's service as a director while also an officer will be included in establishing the amount of the Director's retirement benefits.

6. The first paragraph of Article 5 is hereby amended to read in its entirety as follows:

          A Participant in the Plan shall receive a monthly benefit equal to one-twelfth (1/12) of 100% of the highest Retainer in effect for the Participant during the period in which he or she served as a director, including the period after December 31, 1995. The Participant's monthly benefit shall be reduced one one-hundred twentieth (1/120) for each Month of Service less than one hundred twenty
          (120), provided however, that no such reduction shall take place if a Director retires from the Board on account of a disability which prevents such Director from fulfilling the usual obligations of a director.

7.   The word "Director" as used in the table heading in Article
     5 and in the first sentence of Article 6 is hereby amended to read "director".

8. The last sentence of Article 6 is hereby amended by deleting the word "Salaried" from said sentence.